EXHIBIT 21.1

DRIVE SHACK INC. SUBSIDIARIES

	Subsidiary	Jurisdiction of Incorporation/Organization
1	IMPAC Commercial Assets Corporation	California
2	IMPAC Commercial Capital Corporation	California
3	IMPAC Commercial Holdings, Inc.	Maryland
4	NCT Holdings LLC	Delaware
5	Newcastle CDO VIII 1, Limited	Cayman Islands
6	Newcastle CDO VIII 2, Limited	Cayman Islands
7	Newcastle CDO VIII Holdings LLC	Delaware
8	Newcastle CDO VIII LLC	Delaware
9	Newcastle CDO IX 1, Limited	Cayman Islands
10	Newcastle CDO IX Holdings LLC	Delaware
11	Newcastle CDO IX LLC	Delaware
12	Newcastle Mortgage Securities Trust 2006-1	Delaware
13	Newcastle Mortgage Securities Trust 2007-1	Delaware
14	NIC CRA LLC	Delaware
15	NIC OTC LLC	Delaware
16	NIC SF LLC	Delaware
17	NIC Management LLC	Delaware
18	Xanadu Asset Holdings LLC	Delaware
19	NCT 2013-VI Funding Investors LLC	Delaware
20	American Golf Group Holdings LLC	Delaware
21	Tower A LLC	Delaware
22	Tower C LLC	Delaware
23	Vineyards Holdings LLC	Delaware
24	American Golf Partners LLC	Delaware
25	NGP Realty Sub GP, LLC	Delaware
26	NGP Realty Sub, L.P.	Delaware
27	AGC Mezzanine Pledge LLC	Delaware
28	New AGC LLC	Delaware
29	American Golf Corporation	California
30	American Golf of Atlanta	Georgia
31	CW Golf Partners LP	California
32	Golf Enterprises Inc.	Kansas
33	Persimmon Golf Club LLC	Delaware
34	Drive Shack Holdings LLC	Delaware
35	NIC Taberna LLC	Delaware
36	AG Los Coyotes LLC	California
37	AGC Field Operations LLC	Delaware
38	AGC Realty LLC	Delaware
39	Myeshan Inc.	Ohio
40	AGC Management LLC	Delaware
41	Drive Shack Orlando LLC	Delaware

	Subsidiary	Jurisdiction of Incorporation/Organization
42	Drive Shack Richmond LLC	Delaware
43	American Golf of Glendale Inc.	California
44	Drive Shack Raleigh LLC	Delaware
45	Drive Shack Palm Beach LLC	Delaware
46	Drive Shack Phoenix LLC	Delaware
47	Drive Shack Randall's Island LLC	Delaware
48	Drive Shack Marietta LLC	Delaware
49	Drive Shack New Orleans LLC	Delaware